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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report: January 6, 2003
(Date of earliest event reported)

GUITAR CENTER, INC.
(exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	Commission File: 000-22207	95-4600862 (I.R.S. Employer Identification No.)

5795 Lindero Canyon Road
Westlake Village, California 91361
(Address of Principal executive offices, including zip code)

(818) 735-8800
(Registrant's telephone number, including area code)

Item 5. Other Events and Required FD Disclosure.

        On January 6, 2003, Guitar Center, Inc. announced sales for the fourth quarter and year ended December 31, 2002.

        Consolidated net sales for the quarter ended December 31, 2002 increased 15.4% to $335 million from $290 million in the same period last year. Net sales from retail stores were $269 million for the fourth quarter, a 13.5% increase from $237 million reported in the same period last year. Comparable store sales increased 7% for the quarter. Sales from new stores contributed $16.3 million and represent 51.0% of the total increase in retail store sales. In the fourth quarter, direct response sales increased 24.3% to $66 million from $53 million in the fourth quarter of 2001.

        Net sales for the year ended December 31, 2002 increased 16.0% to $1.101 billion compared with $949 million last year. Net sales from retail stores for 2002 totaled $892 million, a 14.3% increase from $781 million in 2001. Comparable store sales for the full year increased 6%. Sales from new stores contributed $63.3 million and represent 57.0% of the total increase in retail store sales. Direct response sales increased 23.8% to $209 million in 2002 from $169 million in 2001.

        At December 31, 2002, Guitar Center had outstanding indebtedness of $82.7 under its bank line of credit, compared to $76.9 million at December 31, 2001.

        The foregoing is preliminary, unaudited data. Complete fourth quarter and full-year financial results are scheduled to be released after market close on Wednesday, February 12, 2003.

* * * * * * * * * *

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized,

GUITAR CENTER, INC.

Date: January 6, 2003	By:	/s/ BRUCE ROSS
		Name:	Bruce Ross
		Title:	Executive Vice President and Chief Financial Officer

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FORM 8-K
Item 5. Other Events and Required FD Disclosure.
SIGNATURES